Exhibit 99.1

Contact:
Jason D. Feldman
Senior Vice President, Investor Relations, Treasury & Tax
Allison Poliniak-Cusic
Vice President, Investor Relations
IR@craneco.com
www.craneco.com

Crane Company Reports Strong Q4 2025 Performance, Initiates 2026 Guidance, Completes Two Acquisitions, and Announces Leadership Transition Plan

•Record year in 2025 with earnings per diluted share (EPS) up 23%, and adjusted EPS up 24% over the prior year.
•Completed the previously announced acquisition of Druck, Panametrics and Reuter-Stokes on January 1, 2026.
•Announces continued strategic M&A activity with the January 1 acquisition of optek-Danulat.
•Announces veteran Crane executive Alex Alcala named President & Chief Executive Officer effective April 27, 2026; Max Mitchell to become Executive Chairman.
•Initiates 2026 adjusted EPS guidance reflecting 10% growth at the midpoint.
•Raises annual dividend by 11% for 2026.

Fourth Quarter 2025 Highlights
•EPS from continuing operations of $1.39, up 16% compared to a year ago, and adjusted EPS from continuing operations of $1.53, up 21%.
•Sales of $581.0 million, up 6.8%, driven by 5.4% core sales growth.
•Core order growth of 2.4% and core backlog growth of 14.6%, driven by ongoing strength from aerospace and defense end markets.

Recent Strategic and Capital Deployment Highlights
•The company completed the acquisition of Druck, Panametrics and Reuter-Stokes on January 1, 2026.
•Completed the acquisition of optek-Danulat on January 1, 2026, a provider of advanced optical sensing technology that generated sales of $40 million in 2025.
•Changes name of ’Aerospace & Electronics’ segment to ’Aerospace & Advanced Technologies’ to reflect capabilities added from the Druck acquisition as well as the continued evolution and long-term strategic direction of the segment.
•Declares first quarter 2026 regular dividend of $0.255 per share and raises the annual dividend by 11% to $1.02 per share.

2026 Outlook
•Initiating full year 2026 adjusted EPS outlook of $6.55-$6.75 reflecting 10% growth versus 2025 at the midpoint on a comparable basis that now excludes after-tax, acquisition-related intangible amortization in both years, and excluding hurricane-related insurance recoveries in 2025.

Leadership Transition Plan
•Alex Alcala, Crane’s current Executive Vice President & Chief Operating Officer, promoted to President & Chief Executive Officer effective at the April 27, 2026 annual meeting.
•Max Mitchell, Crane’s current Chairman, President & Chief Executive Officer, to serve as Executive Chairman for a transitional period, also effective as of April 27, 2026.
•Reflects well-established and orderly succession plan, enabling continuity in executing on successful growth strategies.

STAMFORD, CONNECTICUT – January 26, 2026 - Crane Company ("Crane," NYSE: CR) today announced its financial results for the fourth quarter of 2025 and initiated its full-year 2026 adjusted EPS outlook.

Max Mitchell, Crane's Chairman, President and Chief Executive Officer, stated: "We are excited to report another outstanding quarter, highlighted by a 21% increase in adjusted EPS and 5.4% growth in core sales, reflecting our continued emphasis on technical and commercial excellence and operational discipline. Our fourth quarter completed another exceptional year for Crane, including record sales and operating profit at both of our strategic growth segments.

“Additionally, we built on our strong track record of pursuing strategic acquisitions that strengthen our core businesses and enhance our portfolio by adding advanced technologies and capabilities to better serve and create value for our customers. Having closed successfully on the acquisition of Druck, Panametrics and Reuter-Stokes from Baker Hughes, we are also very excited to announce the acquisition of optek-Danulat based in Essen Germany. Optek-Danulat is the leader in inline process control optical measurement solutions for biopharma, pharmaceutical and other demanding markets, a perfect complement to our growing instrumentation business within the Process Flow Technologies segment. Integration is well underway for all businesses, and we are thrilled to welcome the Druck, Panametrics, Reuter-Stokes and optek-Danulat teams to Crane.

“To reflect the changes in our portfolio, and as we continue to progress towards our future vision for Crane, our previously named ’Aerospace & Electronics’ segment will now be referred to as ’Aerospace & Advanced Technologies.’ This segment will continue to focus on highly differentiated, proprietary, and technology-led solutions, and it will now hold both our existing Aerospace & Electronics business unit as well as the Druck business unit acquired from Baker Hughes. The segment will continue to pursue opportunities to leverage its core technology capabilities in the commercial and military aerospace and space sector, as well as in near-adjacent markets that similarly value our technology and solutions.

Mr. Mitchell concluded: “For 2026, our guidance is consistent with our established investment thesis grounded in consistent 4% to 6% core sales growth leveraging at 35% to 40%, with disciplined capital deployment creating additional upside over time. We expect that Aerospace & Advanced Technologies will continue to outperform the market, reinforcing our confidence in our long-term outlook. At Process Flow Technologies, fourth quarter orders remained sluggish, so we are adopting a cautious view of 2026 demand levels. Taking those core outlooks, combined with our acquisitions, we expect 2026 total sales to rise in the low- to mid-20% range compared to 2025 including the benefit from acquisitions, with core sales increasing mid-single-digits, and core operating leverage in the mid-30s. In

2026, we expect the acquisition contribution to be largely offset by interest expense, with substantial upside from growth of the acquired businesses, synergy realization, and deleveraging in 2027 and beyond. Overall, we expect adjusted EPS to be in the range of $6.55 to $6.75, up approximately 10% year-over-year at the midpoint on a comparable basis excluding hurricane-related insurance recoveries in 2025, and excluding after-tax, acquisition-related intangible amortization in both years.”

Planned CEO Succession to Occur in April 2026

Mr. Mitchell stated, “I am pleased to announce that as part of the well-planned and long-signaled succession process the Board of Directors and I have had underway, Alex Alcala, Crane’s current Executive Vice President and Chief Operating Officer, has been appointed President & Chief Executive Officer, effective as of the Company’s annual shareholder meeting on April 27, 2026, at which point he is also expected to join the Board of Directors. Having worked side-by-side with Alex for more than a decade, I cannot think of anyone better suited to continue Crane’s strong forward momentum. His operational expertise, ability to develop and execute complex strategic initiatives, and commitment to championing our high-performance culture have been instrumental in creating the market leader that Crane is today. I am confident in Alex’s ability to continue to build on and accelerate the Company’s success. I look forward to staying on as Executive Chairman to advise and support Alex and the team on continued strategic growth as we move forward.”

With more than two decades of global industrial experience, Alex Alcala joined Crane as President of Crane Pumps & Systems in 2013 and was soon promoted to President of Crane ChemPharma & Energy, driving substantial growth in both businesses. In 2020, he was named Senior Vice President of the Company’s Process Flow Technologies segment in addition to overseeing the Regional Presidents of China, India, and the Middle East. In February 2023, Alex was promoted to Executive Vice President and assumed leadership responsibility for both of Crane’s business segments and was named Chief Operating Officer in 2024.

Mr. Alcala added, “I want to thank Max and the Board for this opportunity, and more importantly, express my appreciation to the over 8,500 dedicated associates driving our continued growth and execution with our most valued customers and partners around the world. It is truly a privilege and honor to serve as Crane’s next CEO. Crane is a remarkable company with an incredible history and culture. There is enormous opportunity ahead for our businesses, driven by new technologies and our continued dedication to serving our customers as innovators and thought partners, as well as through accelerated acquisition activity. I am committed to building on our legacy of performance and integrity, while leading Crane into its next phase of accelerated growth and value creation with rigorous operational and execution excellence as a given.”

Fourth Quarter 2025 Results

Fourth quarter 2025 GAAP EPS from continuing operations of $1.39 compared to $1.20 in the fourth quarter of 2024. Fourth quarter 2025 adjusted EPS from continuing operations of $1.53 compared to $1.26 in the fourth quarter of 2024. Both GAAP EPS and adjusted EPS include $5.2 million, or approximately $0.07 per share, of insurance recovery related to Hurricane Helene.

Fourth quarter sales increased 6.8%, with 5.4% core sales growth, a 0.4% contribution from acquisitions, and a 1.0% benefit from foreign exchange. Operating profit of $101.8 million increased 18.1% compared to last year and adjusted operating profit of $111.7 million increased 15.9% compared to last year, in both cases primarily reflecting the impact of higher productivity and favorable pricing net of inflation.

Summary of Fourth Quarter 2025 Results

	Fourth Quarter		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net sales	$581.0	$544.1	$36.9	6.8%
Core sales			29.3	5.4%
Acquisitions			1.9	0.4%
Foreign exchange			5.7	1.0%

Operating profit	$101.8	$86.2	$15.6	18.1%
Adjusted operating profit*	$111.7	$96.4	$15.3	15.9%

Operating profit margin	17.5%	15.8%		170bps
Adjusted operating profit margin*	19.2%	17.7%		150bps
*Please see the attached Non-GAAP Financial Measures tables
Cash Flow, Financing Activities and Other Financial Metrics

During the fourth quarter of 2025, cash generated from operating activities from continuing operations was $205.8 million, capital expenditures were $9.8 million, and free cash flow (cash provided by operating activities less capital spending) was $196.0 million. Adjusted free cash flow from continuing operations (free cash flow excluding transaction-related cash outflows) was $208.5 million. (Please see the attached non-GAAP Financial Measures tables.)

For full-year 2025, cash generated from operating activities from continuing operations was $394.8 million, capital expenditures were $53.5 million, and free cash flow (cash provided by operating activities less capital spending) was $341.3 million. Adjusted free cash flow from continuing operations (free cash flow excluding transaction-related cash outflows) was $362.5 million. Adjusted free cash conversion (adjusted free cash flow divided by adjusted net income) was 102%. (Please see the attached non-GAAP Financial Measures tables.)

As of December 31, 2025, the Company's cash balance was $506.5 million with total debt of $1,148.2 million. The year-end debt balance reflects $1.15 billion of borrowing under the Company’s September 30, 2025 Credit Agreement, and that borrowing, along with cash on hand, was used to fund the acquisitions that closed earlier this month. Funding for the acquisition of Druck, Panametrics and Reuter-Stokes was moved to escrow prior to year-end and is included in restricted cash on the Company’s balance sheet. Payment for the optek-Danulat acquisition was made subsequent to year-end so it is not reflected on the Company’s year-end financial statements.

Rich Maue, Crane's Executive Vice President and Chief Financial Officer, added: "We are very pleased to have deployed a significant amount of capital acquiring businesses that strengthen our portfolio and create significant growth and margin potential in the years ahead. We have completed six transactions since separation, and with our net-debt-to-adjusted-EBITDA ratio pro forma for the January acquisitions at just 1.4x, combined with our consistent free cash flow generation, which included 102% adjusted free cash flow conversion by our teams in 2025, we have significant financial flexibility for further capital deployment. We continue to pursue opportunities in our very robust acquisition pipeline across both Aerospace & Advanced Technologies and Process Flow Technologies."

Fourth Quarter 2025 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2025 versus the fourth quarter 2024.
Aerospace & Advanced Technologies

	Fourth Quarter		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net sales	$271.6	$236.8	$34.8	14.7%
Core sales			33.9	14.3%
Foreign Exchange			0.9	0.4%

Operating profit	$62.3	$53.1	$9.2	17.3%
Adjusted operating profit*	$64.0	$54.7	$9.3	17.0%

Operating profit margin	22.9%	22.4%		50bps
Adjusted operating profit margin*	23.6%	23.1%		50bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $271.6 million increased 14.7% compared to the prior year, driven by 14.3% core sales growth and a slight benefit from favorable foreign exchange. Operating profit margin of 22.9% increased 50 basis points from last year, primarily reflecting the impact of productivity, higher volumes, and higher price net of inflation, partially offset by unfavorable mix. Adjusted operating profit margin of 23.6% increased 50 basis points from last year. Aerospace & Advanced Technologies’ order backlog was $1,075.5 million as of December 31, 2025 compared to $1,054.1 million as of September 30, 2025, and $863.8 million as of December 31, 2024.
Process Flow Technologies

	Fourth Quarter		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net sales	$309.4	$307.3	$2.1	0.7%
Core sales			(4.6)	(1.5%)
Acquisitions			1.9	0.6%
Foreign exchange			4.8	1.6%

Operating profit	$66.0	$58.4	$7.6	13.0%
Adjusted operating profit*	$68.1	$62.5	$5.6	9.0%

Operating profit margin	21.3%	19.0%		230bps
Adjusted operating profit margin*	22.0%	20.3%		170bps
*Please see the attached Non-GAAP Financial Measures tables

Sales of $309.4 million increased 0.7% compared to the prior year, led by 1.5% core sales decline offset by a 0.6% contribution from the 2024 Technifab acquisition, and a 1.6% benefit from favorable foreign exchange. Operating profit margin of 21.3% increased 230bps compared to the prior year. Adjusted operating profit margin was 22.0% up 170 basis points compared to a year ago primarily due to productivity. Process Flow Technologies order backlog was $359.9 million as of December 31, 2025 compared to $383.0 million as of September 30, 2025, and $376.4 million as of December 31, 2024.
Initiating 2026 Guidance
We are initiating our full year 2026 adjusted EPS outlook of $6.55-$6.75 reflecting 10% growth vs. 2025 at the midpoint on a comparable basis that now excludes after-tax, acquisition-related intangible amortization in both years, and excluding hurricane-related insurance recoveries in 2025, which added $0.16 to full year results.

Going forward, Crane’s definition of adjusted diluted earnings per share (“adjusted EPS”) will add back non-cash, after-tax, acquisition-related intangible amortization. Segment margins and operating margins will exclude pre-tax, non-cash, acquisition-related intangible amortization. The company believes that these non-GAAP measures will provide investors with a better understanding of the underlying operating performance of its businesses, and this presentation aligns more comparably to Crane's acquisitive peer companies. (Please see the non-GAAP Explanation at the end of this press release).

Key assumptions for our guidance include:
•Total sales growth in the low- to mid-20%s, driven by the Druck, Panametrics, Reuter-Stokes, and optek-Danulat acquisitions, as well as mid-single digit core sales growth and a slight foreign exchange benefit.
•Adjusted segment operating margin of 22.5%+. In 2026, adjusted segment margins will exclude acquisition related intangible amortization; on a comparable basis, 2025 adjusted segment operating margins were 23.7%. The year-over-year decline in 2026 implied by guidance, as expected, reflects the initial and temporary dilution related to the acquisitions, partially offset by core segment margin expansion.
•Corporate cost of approximately $80-$85 million.
•Net non-operating expense of approximately $58 million, with the increase driven by the interest expense associated with acquisition financing.
•Adjusted tax rate of approximately 23.0%.
•Diluted shares of ~59 million.

Additional details of our outlook and guidance are included in the presentation that accompanies this earnings release available on our website at www.craneco.com in the "Investors" section.

Declaring First Quarter Dividend

Crane's Board of Directors has declared an 11% increase in the Company's quarterly dividend to $0.255 per share from $0.23 per share. The regular quarterly dividend of $0.255 per share for the first quarter of 2026 is payable on March 11, 2026 to shareholders of record as of February 27, 2026.

Additional Information
References to changes in “core sales” or "core sales growth" in this report include the change in sales excluding the impact of foreign currency translation, as well as acquisitions and divestitures from the date of closing up to the first anniversary of such acquisitions or divestitures.
Conference Call
Crane has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 27th at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
About Crane Company

Crane Company has delivered innovation and technology-led solutions for customers since its founding in 1855. Today, Crane is a leading manufacturer of highly engineered components for challenging, mission-critical applications focused on the aerospace, defense, space and process industry end markets. The Company has two strategic growth platforms: Aerospace & Advanced Technologies and Process Flow Technologies. Crane has approximately 8,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Company is traded on the New York Stock Exchange (NYSE: CR). For more information, visit www.craneco.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to: benefits and synergies of the Druck, Panametrics and Reuter-Stokes, and optek-Danulat acquisitions; leadership transition plans; strategic and competitive advantages of Crane; future financing plans and opportunities; and business strategies, prospects and projected operating and financial results. We caution investors not to place undue reliance on any such forward-looking statements.

These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: changes in global economic conditions (including inflationary pressures and new tariffs) and geopolitical risks, including macroeconomic fluctuations that may harm our business, results of operation and stock price; being unable to identify or complete acquisitions, or to successfully integrate the businesses we acquire, or complete dispositions; information systems and technology network failures and breaches in data security, theft of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information; our ability to source components and raw materials from suppliers, including disruptions and delays in our supply chain; demand for our products, which is variable and subject to factors beyond our control; governmental regulations and failure to comply with those regulations; fluctuations in the prices of our components and raw materials; loss of personnel or being unable to hire and retain additional personnel needed to sustain and grow our business as planned; risks from environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation; risks associated with conducting a substantial portion of our business outside the U.S.; adverse impacts from intangible asset impairment charges; potential product liability or warranty claims; being unable to successfully develop and introduce new products, which would limit our ability to grow and maintain our competitive position and adversely affect our financial condition, results of operations and cash flow; significant competition in our markets; additional tax expenses or exposures that could affect our financial condition, results of operations and cash flows; inadequate or ineffective internal controls; specific risks relating to our reportable segments, including Aerospace & Advanced Technologies, and Process Flow Technologies; the ability and willingness of Crane Company and Crane NXT, Co. to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the separation transaction and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the separation transaction.

Readers should carefully review Crane’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Crane’s Annual Report on Form 10-K for the year ended December 31, 2024 and the other documents Crane files from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to diﬀer materially from those contained in the forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and Crane assumes no (and disclaims any) obligation to revise or update any forward-looking statements.

We make no representations or warranties as to the accuracy of any projections, statements or information contained in this press release. It is understood and agreed that any such projections, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies many of which are beyond our control, that no assurance can be given that any particular financial projections ranges, or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to diﬀer materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that we or our representatives considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.
(Financial Tables Follow)
Source: Crane Company

CRANE COMPANY
Condensed Statements of Operations Data
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales:
Aerospace & Advanced Technologies	$271.6	$236.8	$1,048.9	$932.7
Process Flow Technologies	309.4	307.3	1,256.1	1,198.5
Total net sales	$581.0	$544.1	$2,305.0	$2,131.2

Operating profit:
Aerospace & Advanced Technologies	$62.3	$53.1	$262.5	$209.0
Process Flow Technologies	66.0	58.4	263.5	240.3
Corporate	(26.5)	(25.3)	(101.8)	(93.5)
Total operating profit	$101.8	$86.2	$424.2	$355.8

Interest income	$2.9	$1.5	$11.2	$5.5
Interest expense	(1.5)	(5.3)	(11.3)	(27.2)
Miscellaneous income, net	5.8	3.5	8.7	4.4
Income from continuing operations before income taxes	109.0	85.9	432.8	338.5
Provision for income taxes	27.3	15.6	101.1	70.3
Net income from continuing operations attributable to common shareholders	81.7	70.3	331.7	268.2
Income from discontinued operations, net of tax	—	10.7	34.9	26.5
Net income attributable to common shareholders	$81.7	$81.0	$366.6	$294.7

Earnings per diluted share from continuing operations	$1.39	$1.20	$5.66	$4.60
Earnings per diluted share from discontinued operations	—	0.18	0.60	0.45
Earnings per diluted share	$1.39	$1.38	$6.26	$5.05

Average diluted shares outstanding	58.6	58.4	58.6	58.3
Average basic shares outstanding	57.6	57.3	57.5	57.2

Supplemental data:
Cost of sales	$339.4	$321.6	$1,332.2	$1,263.4
Engineering, selling and administrative	139.8	136.3	548.6	512.0
Transaction related expenses (a)	6.3	7.4	18.0	23.7
Repositioning related charges, net (a)	3.6	2.8	5.0	3.5
Depreciation and amortization (a)	12.4	13.5	50.2	51.0
Stock-based compensation expense (a)	1.8	7.2	27.2	25.6

(a) Amounts included within Cost of sales and/or Engineering, selling & administrative costs.

CRANE COMPANY
Condensed Balance Sheets
(unaudited, in millions)

	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$506.5	$306.7
Restricted cash	1,223.3	—
Accounts receivable, net	358.7	339.1
Inventories, net	376.5	380.4
Other current assets	106.4	159.1
Current assets held for sale	—	217.9
Total current assets	2,571.4	1,403.2

Property, plant and equipment, net	278.8	261.3
Other assets	319.3	315.8
Goodwill	683.9	661.6
Total assets	$3,853.4	$2,641.9

Liabilities and Equity
Current liabilities
Accounts payable	$189.6	$188.2
Accrued liabilities	269.3	303.2
Income taxes	6.3	7.9
Current liabilities held for sale	—	44.1
Total current liabilities	465.2	543.4

Long-term debt	1,148.2	247.0
Long-term deferred tax liability	45.9	34.8
Other liabilities	130.7	175.7
Total liabilities	1,790.0	1,000.9
Total equity	2,063.4	1,641.0
Total liabilities and equity	$3,853.4	$2,641.9

CRANE COMPANY
Condensed Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating activities:
Net income attributable to common shareholders	$81.7	$81.0	$366.6	$294.7
Less: Income from discontinued operations, net of tax	—	10.7	34.9	26.5
Net income from continuing operations attributable to common shareholders	81.7	70.3	331.7	268.2
Depreciation and amortization	12.4	13.5	50.2	51.0
Stock-based compensation expense	1.8	7.2	27.2	25.6
Defined benefit plans and postretirement cost	2.3	0.8	8.4	3.2
Deferred income taxes	(2.1)	(8.4)	(2.1)	(11.6)
Cash provided by (used for) operating working capital	117.6	125.1	8.9	(51.8)
Defined benefit plans and postretirement contributions	(0.2)	(0.4)	(16.9)	(17.0)
Environmental payments, net of reimbursements	(0.9)	(0.7)	(2.9)	(4.2)
Other	(6.8)	(5.4)	(9.7)	(5.6)
Total provided by operating activities from continuing operations	205.8	202.0	394.8	257.8
Investing activities:
Payment for acquisitions - net of cash acquired and working capital adjustments	—	(38.8)	(0.2)	(200.5)
Capital expenditures	(9.8)	(13.8)	(53.5)	(36.6)
Proceeds from insurance recoveries for capital expenditures	5.1	1.0	5.1	1.0
Other investing activities	—	0.5	0.5	6.1
Total used for investing activities from continuing operations	(4.7)	(51.1)	(48.1)	(230.0)
Financing activities:
Dividends paid	(13.2)	(11.8)	(52.9)	(46.9)
Net payments related to employee stock plans	0.7	2.6	(5.2)	(0.9)
Debt refinancing costs	(1.8)	—	(5.6)	—
Proceeds from debt	1,150.0	—	1,150.0	190.0
Repayments of debt	—	(85.0)	(247.5)	(191.9)
Total provided by (used for) financing activities from continuing and discontinued operations	1,135.7	(94.2)	838.8	(49.7)
Discontinued operations:
Total provided by operating activities	—	7.0	—	15.0
Total (used for) provided by investing activities(a)	—	(0.5)	213.6	(3.2)
Increase in cash, cash equivalents and restricted cash from discontinued operations	—	6.5	213.6	11.8
Effect of exchange rate on cash, cash equivalents and restricted cash	4.8	(13.2)	24.0	(11.3)
Increase (decrease) in cash, cash equivalents and restricted cash	1,341.6	50.0	1,423.1	(21.4)
Cash, cash equivalents and restricted cash at beginning of period	388.2	258.2	306.7	329.6
Cash, cash equivalents and restricted cash at end of period	$1,729.8	$308.2	$1,729.8	$308.2
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	1.5	—	1.5
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,729.8	$306.7	$1,729.8	$306.7
Less: Restricted cash	1,223.3		1,223.3
Cash and cash equivalents of continuing operations at end of period	$506.5	$306.7	$506.5	$306.7
(a) For the twelve months ended December 31, 2025, the cash provided by investing activities from discontinued operations was from the sale of the Engineered Materials segment.

CRANE COMPANY
Order Backlog
(unaudited, in millions)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Aerospace & Advanced Technologies	$1,075.5	$1,054.1	$1,052.8	$960.1	$863.8
Process Flow Technologies	359.9	383.0	403.1	389.9	376.4
Total backlog	$1,435.4	$1,437.1	$1,455.9	$1,350.0	$1,240.2

CRANE COMPANY
Non-GAAP Financial Measures
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2025		2024		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$581.0		$544.1		6.8%

Adjusted Operating Profit and Adjusted Operating Profit Margin
Operating profit (GAAP)	$101.8		$86.2		18.1%
Operating profit margin (GAAP)	17.5%		15.8%

Special items impacting operating profit:
Transaction related expenses(a)(b)	6.3		7.4
Repositioning related charges, net	3.6		2.8
Adjusted operating profit (Non-GAAP)	$111.7		$96.4		15.9%
Adjusted operating profit margin (Non-GAAP)	19.2%		17.7%

Adjusted Net Income and Adjusted Net Income per Share
Net income from continuing operations attributable to common shareholders (GAAP)	$81.7	$1.39	$70.3	$1.20	16.2%
Transaction related expenses(a)(b)	4.9	0.08	2.9	0.05
Repositioning related charges, net	3.6	0.06	2.8	0.05
Impact of pension non-service costs	1.2	0.02	—	—
Tax effect of the Non-GAAP adjustments	(1.5)	(0.02)	(2.3)	(0.04)
Adjusted net income (Non-GAAP)	$89.9	$1.53	$73.7	$1.26	22.0%

Adjusted EBITDA and Adjusted EBITDA Margin
Net income from continuing operations attributable to common shareholders (GAAP)	$81.7		$70.3		16.2%
Net income margin (GAAP)	14.1%		12.9%

Adjustments to net income:
Interest (income) expense, net	(1.4)		3.8
Income tax expense	27.3		15.6
Depreciation	9.3		8.7
Amortization	3.1		4.8
Miscellaneous income, net	(5.8)		(3.5)
Repositioning related charges, net	3.6		2.8
Transaction related expenses(a)(b)	6.2		5.4
Adjusted EBITDA (Non-GAAP)	$124.0		$107.9		14.9%
Adjusted EBITDA Margin (Non-GAAP)	21.3%		19.8%

(a) 2025 transaction-related expenses are primarily associated with the Druck, Panametrics and Reuter-Stokes acquisition.
(b) 2024 transaction-related expenses are primarily associated with the Technifab acquisition and the divestiture of the Engineered Materials business.
Totals may not sum due to rounding

CRANE COMPANY
Non-GAAP Financial Measures
(in millions, except per share data)

	Twelve Months Ended December 31,
	2025		2024		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$2,305.0		$2,131.2		8.2%

Adjusted Operating Profit and Adjusted Operating Profit Margin
Operating profit (GAAP)	$424.2		$355.8		19.2%
Operating profit margin (GAAP)	18.4%		16.7%

Special items impacting operating profit:
Transaction related expenses(a)(b)	18.0		23.7
Repositioning related charges, net	5.0		3.5
Adjusted operating profit (Non-GAAP)	$447.2		$383.0		16.8%
Adjusted operating profit margin (Non-GAAP)	19.4%		18.0%

Adjusted Net Income and Adjusted Net Income per Share
Net income from continuing operations attributable to common shareholders (GAAP)	$331.7	$5.66	$268.2	$4.60	23.7%

Transaction related expenses(a)(b)	16.7	0.28	18.7	0.32
Repositioning related charges, net	5.0	0.09	3.5	0.06
Impact of pension non-service costs	5.0	0.09	—	—
Tax effect of the Non-GAAP adjustments	(4.0)	(0.07)	(6.0)	(0.10)
Adjusted net income (Non-GAAP)	$354.4	$6.05	$284.4	$4.88	24.6%

Adjusted EBITDA and Adjusted EBITDA Margin
Net income from continuing operations attributable to common shareholders (GAAP)	$331.7		$268.2		23.7%
Net income margin (GAAP)	14.4%		12.6%

Adjustments to net income:
Interest expense, net	0.1		21.7
Income tax expense	101.1		70.3
Depreciation	36.4		33.4
Amortization	13.8		17.6
Miscellaneous income, net	(8.7)		(4.4)
Repositioning related charges, net	5.0		3.5
Transaction related expenses(a)(b)	16.3		16.4
Adjusted EBITDA (Non-GAAP)	$495.7		$426.7		16.2%
Adjusted EBITDA Margin (Non-GAAP)	21.5%		20.0%

(a) 2025 transaction-related expenses are primarily associated with the Druck, Panametrics and Reuter-Stokes acquisition.
(b) 2024 transaction-related expenses are primarily associated with the Vian, CryoWorks, and Technifab acquisitions and the divestiture of the Engineered Materials business.
Totals may not sum due to rounding

CRANE COMPANY
Non-GAAP Financial Measures by Segment
(unaudited, in millions)

Three Months Ended December 31, 2025	Aerospace & Advanced Technologies	Process Flow Technologies	Corporate	Total Company
Net sales	$271.6	$309.4	$—	$581.0

Operating profit (GAAP)	$62.3	$66.0	$(26.5)	$101.8
Operating profit margin (GAAP)	22.9%	21.3%		17.5%

Special items impacting operating profit:
Transaction related expenses(a)	—	0.2	6.1	6.3
Repositioning related charges, net	1.7	1.9	—	3.6
Adjusted operating profit (Non-GAAP)	$64.0	$68.1	$(20.4)	$111.7
Adjusted operating profit margin (Non-GAAP)	23.6%	22.0%		19.2%

Three Months Ended December 31, 2024
Net sales	$236.8	$307.3	$—	$544.1

Operating profit (GAAP)	$53.1	$58.4	$(25.3)	$86.2
Operating profit margin (GAAP)	22.4%	19.0%		15.8%

Special items impacting operating profit:
Transaction related expenses(b)	1.3	1.8	4.3	7.4
Repositioning related charges, net	0.3	2.3	0.2	2.8
Adjusted operating profit (Non-GAAP)	$54.7	$62.5	$(20.8)	$96.4
Adjusted operating profit margin (Non-GAAP)	23.1%	20.3%		17.7%

(a) 2025 transaction-related expenses are primarily associated with the Druck, Panametrics and Reuter-Stokes acquisition.
(b) 2024 transaction-related expenses are primarily associated with the Technifab acquisition and the divestiture of the Engineered Materials business.
Totals may not sum due to rounding

CRANE COMPANY
Non-GAAP Financial Measures by Segment
(in millions)

Twelve Months Ended December 31, 2025	Aerospace & Advanced Technologies	Process Flow Technologies	Corporate	Total Company
Net sales	$1,048.9	$1,256.1	$—	$2,305.0

Operating profit (GAAP)	$262.5	$263.5	$(101.8)	$424.2
Operating profit margin (GAAP)	25.0%	21.0%		18.4%

Special items impacting operating profit:
Transaction related expenses(a)	—	3.2	14.8	18.0
Repositioning related charges, net	1.8	3.2	—	5.0
Adjusted operating profit (Non-GAAP)	$264.3	$269.9	$(87.0)	$447.2
Adjusted operating profit margin (Non-GAAP)	25.2%	21.5%		19.4%

Twelve Months Ended December 31, 2024
Net sales	$932.7	$1,198.5	$—	$2,131.2

Operating profit (GAAP)	$209.0	$240.3	$(93.5)	$355.8
Operating profit margin (GAAP)	22.4%	20.1%		16.7%

Special items impacting operating profit:
Transaction related expenses(b)	7.3	6.6	9.8	23.7
Repositioning related charges, net	0.3	3.0	0.2	3.5
Adjusted operating profit (Non-GAAP)	$216.6	$249.9	$(83.5)	$383.0
Adjusted operating profit margin (Non-GAAP)	23.2%	20.9%		18.0%

(a)2025 transaction-related expenses are primarily associated with the Druck, Panametrics and Reuter-Stokes acquisition.
(b)2024 transaction-related expenses are primarily associated with the Vian, CryoWorks, and Technifab acquisitions and the divestiture of the Engineered Materials business.
Totals may not sum due to rounding

CRANE COMPANY
Adjusted Free Cash Flow
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Cash Flow Items	2025	2024	2025	2024
Cash provided by operating activities from continuing operations	$205.8	$202.0	$394.8	$257.8
Less: Capital expenditures	(9.8)	(13.8)	(53.5)	(36.6)
Free cash flow	$196.0	$188.2	$341.3	$221.2
Adjustments:
Transaction-related expenses	7.4	3.9	16.1	11.4
Proceeds from insurance recoveries for damaged property, plant and equipment	5.1	1.0	5.1	1.0
Adjusted free cash flow from continuing operations	$208.5	$193.1	$362.5	$233.6
Free cash flow from Engineered Materials	—	6.5	—	11.8
Adjusted free cash flow	$208.5	$199.6	$362.5	$245.4
Crane Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release includes certain non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted tax rate, adjusted net income, adjusted EPS, adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow, that are not prepared in accordance with GAAP. These non-GAAP measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with GAAP. We believe that these non-GAAP measures of financial results (including on a forward-looking or projected basis) provide useful supplemental information to investors about Crane Company. Our management uses certain forward-looking non-GAAP measures to evaluate projected financial and operating results. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently or may use other measures to calculate their financial performance, and therefore our non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of certain forward-looking and projected non-GAAP measures for Crane Company, including Adjusted EPS, and Adjusted segment margin to the closest corresponding GAAP measure are not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, which could have a potentially significant impact on our future GAAP results. For Crane Company, these forward-looking and projected non-GAAP measures are calculated as follows:

•"Adjusted segment operating margin" is calculated as adjusted segment operating profit divided by segment sales. Adjusted segment operating profit is calculated as operating profit excluding corporate costs and before Special Items which include acquisition-related intangible amortization, transaction related expenses and repositioning related charges. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted Tax Rate" is calculated as tax excluding the impact from items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the presentation of the Company’s underlying earnings divided by "Adjusted Net Income".

•"Adjusted EPS" is calculated as adjusted net income divided by diluted shares. Adjusted net income is calculated as net income adjusted for Special Items which include after-tax acquisition-related intangible amortization; transaction related expenses such as professional fees, and incremental costs related to acquisitions; repositioning related charges; and, the impact of pension non-service costs. We believe that non-GAAP financial measures adjusted for these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

We believe that each of the following non-GAAP measures provides useful information to investors regarding the Company’s financial conditions and operations:

•"Adjusted Operating Profit" and "Adjusted Operating Margin" add back to Operating Profit items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the interpretation of the Company’s underlying earnings and operational performance. These items include income and expense such as: transaction related expenses and repositioning related (gains) charges. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted Net Income" and "Adjusted EPS" exclude items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the presentation of the Company’s underlying earnings and operational performance. These measures include income and expense items that impacted Operating Profit such as: transaction related expenses and repositioning related (gains) charges. Additionally, these non-GAAP financial measures exclude income and expense items that impacted Net Income and Earnings per Diluted Share such as the impact of pension non-service costs. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted EBITDA" adds back to net income: net interest expense, income tax expense, depreciation and amortization, miscellaneous (income) expense, net, and items outside of our core performance such as transaction related expenses. "Adjusted EBITDA Margin" is calculated as adjusted EBITDA divided by net sales. We believe that adjusted EBITDA and adjusted EBITDA margin provide investors with an alternative metric that may be a meaningful indicator of our performance and provides useful information to investors regarding our financial conditions and results of operations that is complementary to GAAP metrics.

•“Free Cash Flow” and “Adjusted Free Cash Flow from continuing operations” provide supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of free cash flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company’s long-term debt. Free Cash Flow is calculated as cash provided by operating activities less capital spending. Adjusted Free Cash Flow from continuing operations is calculated as Free Cash Flow adjusted for certain cash items which we believe may complicate the interpretation of the Company’s underlying free cash flow performance such as certain transaction related cash flow items related to acquisitions. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future cash flows that are complementary to GAAP metrics.

•"Adjusted Free Cash Conversion" is a liquidity measure calculated as Adjusted Free Cash Flow from continuing operations divided by Adjusted EBITDA. We believe this metric provides useful insight into the efficiency with which we convert our adjusted operating profits into cash available for reinvestment, debt reduction, or shareholder returns. This measure may not be comparable to similarly titled metrics used by other companies.